UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GAMCO Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GAMCO INVESTORS, INC.
One Corporate Center
Rye, New York 10580
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 1, 2012
________________

We cordially invite you to attend the Annual Meeting of Shareholders of GAMCO Investors, Inc. at the Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, CT 06830, on Tuesday, May 1, 2012, at 8:30 a.m.  At the meeting, we will ask shareholders:

1.	To elect seven directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3.
To vote on whether our Board of Directors should consider the conversion and reclassification of our shares of Class B Common Stock into Class A Common Stock at a ratio in the range between 1.15 to 1.25 shares of Class A Common Stock for each share of Class B Common Stock; and

4.	To vote on any other business that properly comes before the meeting.

At the meeting, we will also review our 2011 financial results and outlook for the future and will answer your questions.

Shareholders of record at the close of business on March 26, 2012 are entitled to vote at the meeting or any adjournments or postponements thereof.  Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

We encourage all shareholders to attend the meeting.

By Order of the Board of Directors

THOMAS J. HEARITY
Acting Secretary

April 12, 2012

TABLE OF CONTENTS

PROPOSAL 1 ELECTION OF DIRECTORS	3
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	5
PROPOSAL 3 VOTE ON BOARD CONSIDERATION OF RECLASSIFICATION OF CLASS B STOCK	5
CORPORATE GOVERNANCE	7
INFORMATION REGARDING EXECUTIVE OFFICERS	13
COMPENSATION OF EXECUTIVE OFFICERS	14
Compensation Discussion and Analysis	14
REPORT OF THE COMPENSATION COMMITTEE	15
Summary Compensation Table for 2011	16
CERTAIN OWNERSHIP OF OUR STOCK	21
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
REPORT OF THE AUDIT COMMITTEE	26
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING	27
OTHER MATTERS	27

GAMCO INVESTORS, INC.
One Corporate Center
Rye, New York 10580
________________

PROXY STATEMENT
________________

ANNUAL MEETING OF SHAREHOLDERS
________________

May 1, 2012
________________

INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this report to “GAMCO Investors, Inc.,” “GAMCO,” “the Company,” “GBL,” “we,” “us” and “our” or similar terms are to GAMCO Investors, Inc., its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of GAMCO for use at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, CT 06830, on Tuesday, May 1, 2012, at 8:30 a.m. and at any adjournments or postponements thereof. The purpose of the meeting is to elect directors, ratify the appointment of the Company’s independent registered public accounting firm, vote on a proposal that the Board consider converting our Class B Common Stock into Class A Common Stock  and act upon any other matters properly brought to the meeting. We are sending you this proxy statement, the proxy card, and our annual report on Form 10-K (containing our financial statements and other financial information for the year ended December 31, 2011) on or about April 12, 2012.  The annual report on Form 10-K, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on March 26, 2012, the record date for the 2012 Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On this record date, we had outstanding 6,595,771 shares of Class A Common Stock, par value $.001 per share (“Class A Stock”), and 20,040,746 shares of Class B Common Stock, par value $.001 per share (“Class B Stock”).

The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 26, 2012 shall constitute a quorum for the transaction of business at the Annual Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters with the exception of Proposal 3 which will be determined by a majority of the shares of Class A Stock voted at the meeting.  Each share of Class A Stock is entitled to one vote per share, and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the Annual Meeting by the holders of Class A Stock and Class B Stock outstanding on March 26, 2012, voting together as a single class, are elected to serve until the 2013 Annual Meeting or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the Annual Meeting.  Abstentions and broker non-votes will count for purposes of establishing a quorum but will not count as votes cast on any matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors, the proposal to ratify Deloitte & Touche LLP as GAMCO’s independent registered public accounting firm or the proposal that the Board consider converting our Class B Common Stock into Class A Common Stock.

We will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date and we will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means but will not receive additional compensation for doing so.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2011 Annual Report to multiple shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2011 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, or who wishes to receive directions to the 2012 Annual Meeting, should submit this request by writing to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422 or by calling the Secretary at (914) 921-5000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

The Board of Directors has selected each of Mario J. Gabelli, Douglas R. Jamieson and Thomas J. Hearity  to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Gabelli, Jamieson and Hearity as your representatives at the meeting. You may revoke your proxy at any time before the meeting by delivering a letter of revocation to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422, by properly submitting another proxy bearing a later date or by voting in person at the meeting. The last proxy you properly submit is the one that will be counted.

AVAILABILITY OF ANNUAL REPORT AND PROXY MATERIALS ON THE INTERNET

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 1, 2012.

The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2011 are available free of charge on the following website: www.gabelli.com/10k/.

GAMCO makes available free of charge through its website, at www.gabelli.com, its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (“SEC”). Copies of certain of these documents may also be accessed electronically by means of the SEC’s home page at www.sec.gov.  GAMCO also makes available on its website at www.gabelli.com/corp_gov.html the charters for the Audit Committee, Compensation Committee, Governance Committee and Nominating Committee, as well as its Code of Business Conduct, Code of Conduct for Chief Executive and Senior Financial Officers, Corporate Governance Guidelines and its By-Laws.  Print copies of these documents are available upon written request to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s directors are as follows (ages are as of March 31, 2012):

Name	Age	Position

Mario J. Gabelli	69	Chairman, Chief Executive Officer, Chief Investment Officer – Value Portfolios
Edwin L. Artzt	81	Director
Raymond C. Avansino, Jr.	68	Director
Richard L. Bready	67	Director
Eugene R. McGrath	70	Director
Robert S. Prather, Jr.	67	Director
Elisa M. Wilson	39	Director

Our Nominating Committee recommended, and the Board approved, the nomination of each of the current directors for election to the Board to hold office until the 2013 Annual Meeting of shareholders or until their respective successors are duly elected and qualified.  Directors who receive a plurality of the votes cast at the meeting shall be elected. Each of the nominees has consented to being named in the proxy statement and to serve if elected.

All properly executed proxies received in time to be tabulated for the meeting will be voted “FOR” the election of the nominees named below, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies may be voted FOR the election of a replacement designated by the Board of Directors.

 The Nominees

The following are brief biographical sketches of the seven nominees. All of the nominees are currently directors.  Unless otherwise noted, the nominated directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

The Board believes that each of the below persons possesses the necessary attributes, skills, qualifications and experience that would be appropriate for them to serve as directors of the Company.  Our directors have held senior positions as leaders of various entities, demonstrating their ability to perform at the highest levels.  The expertise and experience of our directors enables them to provide sound judgment concerning the issues facing the Company.

The Board of Directors has proposed all of the following nominees:

Mario J. Gabelli has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of the Company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the Company and its affiliates (“Gabelli Funds”). Mr. Gabelli also serves as the Chief Executive Officer and Chief Investment Officer of the Value Team of GAMCO Asset Management Inc., the Company’s wholly owned subsidiary.  Mr. Gabelli has been a portfolio manager for Teton Advisors, Inc. (“Teton”) since 1998 through the present.  Teton is an asset management company which was spun-off from the Company in March 2009.  Mr. Gabelli has served as Chairman of LICT Corporation (“LICT”), a public company engaged in broadband transport and other services, from 2004 to the present and has been the Chief Executive Officer of LICT since 2010.  He has also served as a director of CIBL, Inc., a holding company with operations in broadcasting and wireless telecommunications that was spun off from LICT in 2007, from 2007 to the present, and as Chairman and Chief Executive Officer of Morgan Group Holdings, Inc., a public holding company, from 2001 to the present.  Since November 2010, Mr. Gabelli has been a director of RLJ Acquisition, Inc., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”), a private company which owns a majority of our Class B Stock through an intermediate subsidiary, GGCP Holdings, LLC,  and the Chairman of MJG Associates, Inc., which acts as an investment manager of various investment funds and other accounts. Mr. Gabelli serves as Overseer of the Columbia University Graduate School of Business and as a Trustee Associate of Boston College and Trustee of Roger Williams University. He also serves as Director of The Winston Churchill Foundation, The E. L. Wiegand Foundation, The American-Italian Cancer Foundation and The Foundation for Italian Art & Culture.  He is also Chairman of the Gabelli Foundation, Inc., a Nevada private charitable trust.

The Board believes that Mr. Gabelli’s qualifications to serve on the Company’s Board of Directors include his thirty-five years of experience with the Company; his control of the Company through his ownership as the majority shareholder; his position as the senior executive officer of the Company and his direct responsibility for serving as the Chief Investment Officer of the Value Portfolios accounting for approximately 83.3% of the Company’s assets under management as of December 31, 2011.

Edwin L. Artzt has been a director of the Company since May 2004. Mr. Artzt previously served as a senior advisor to GGCP from September 2003 to December 2008 and was a senior advisor to Kohlberg, Kravis, Roberts & Co., a private equity firm, from April 2001 to April 2008. He was the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company, a global manufacturer of consumer products, from 1990 until 1995. He also served as the senior director of Barilla S.p.A. Italy from 1995 until 1998. Mr. Artzt was a director of American Express from 1991 to 2002, Delta Airlines from 1990 to 2002 and GTE from 1992 to 2002.

The Board believes that Mr. Artzt’s qualifications to serve on the Board of Directors include his former position as a Chairman and Chief Executive Officer of The Procter & Gamble Company and his position as a director or an adviser to other public and private companies.

Raymond C. Avansino, Jr. has been a director since January 2008. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of The E. L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982.  He is counsel to the Nevada law firm of Avansino, Melarkey, Knobel and Mulligan, a firm he founded in 1973.  Mr. Avansino is the Chairman and President of Miami Oil Producers, Inc., a private corporation with investments in oil and gas properties, real properties and securities.  He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996 and was a member of the Nevada Gaming Commission from 1981 to 1984.  Mr. Avansino currently serves as Chairman of the Nevada State Athletic Commission.  Mr. Avansino was also a director of the Company from 2000 to 2006.

The Board believes that Mr. Avansino’s qualifications to serve on the Board of Directors include his former position as the President and Chief Operating Officer of Hilton Hotels Corporation, his current position as the Chairman and Chief Executive Officer of a private charitable trust and his position as a lawyer with an advanced tax degree.

Richard L. Bready has been a director of the Company since May 2006. Mr. Bready served as Chairman and Chief Executive Officer of Nortek, Inc., a manufacturer and distributor of building products for residential and commercial applications, from December 1990 until July 2011. He joined Nortek, Inc. in 1975 as Treasurer, was elected a director in 1976 and was appointed Executive Vice President and Chief Operating Officer in 1979. Prior to joining Nortek, Inc., Mr. Bready was an independent financial consultant and an audit manager with a major public accounting firm. He serves on the Board of Directors/Trustees of Professional Facilities Management, Inc., Providence Performing Arts Center, Rhode Island Public Expenditure Council (RIPEC), the National Conference of Christians and Jews, the YMCA of Greater Providence, Saint Anselm College, Johnson & Wales University, as Chairman of Roger Williams University and is a Trustee Emeritus of Trinity Repertory Company. Mr. Bready has also served as a director of the Bank RI since 2007 and Bancorp Rhode Island, Inc. since 2007, and is on the Advisory Board of Sterling Investment Partners. He is a Corporation Member and serves on the National Council, Alumni Executive Forum and Audit Committee of Northeastern University. Mr. Bready is also a Corporation Member of Rhode Island Hospital.  Nortek, Inc. filed for a prepackaged bankruptcy on October 21, 2009 and emerged from bankruptcy on December 17, 2009.

The Board believes that Mr. Bready’s qualifications to serve on the Board of Directors include his former position as Chairman and Chief Executive Officer of Nortek, Inc. and his position as a director of other public companies and charitable organizations.

Eugene R. McGrath has been a director of the Company since January 2007. Mr. McGrath served as Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (“Con Ed”), a public utility company, from October 1997 until September 2005 and as Chairman until February 2006. He served as Chairman and Chief Executive Officer of Con Ed’s subsidiary, Consolidated Edison Company of New York, Inc., from September 1990 until February 2006.  Mr. McGrath has been a director of Con Ed since 1989, AEGIS Insurance Services since 2003 and Sensus since 2010, and was a director of Schering-Plough from 2000 to 2009 and Atlantic Mutual from 1996 to 2008.

The Board believes that Mr. McGrath’s qualifications to serve on the Board of Directors include his former position as a Chairman, President and Chief Executive Officer of Con Ed and his position as a director of other public companies.

Robert S. Prather, Jr. has been a director of the Company since May 2004 and serves as the lead independent director. Mr. Prather has been the President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television, Inc. from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. He has served as Chairman of the Board at Southern Community Newspapers, Inc., a publishing and communication company, since December 2005.  Mr. Prather served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company, from 1992 until its merger into Triple Crown Media, Inc. in December 2005. Mr. Prather has also served as a director of Draper Holdings Business Trust since 2008 and Gaylord Entertainment Company, a hospitality and entertainment company, since 2009.

The Board believes that Mr. Prather’s qualifications to serve on the Board of Directors include his position as President and Chief Operating Officer of Gray Television, Inc. and his position as a director of other public and private companies.

Elisa M. Wilson has been a director of the Company since February 2009.  Ms. Wilson is President and a trustee of the Gabelli Foundation, Inc., a Nevada private charitable trust. In addition, she is a shareholder of GGCP, Inc. (“GGCP”), a private company which owns a majority of our Class B Stock through an intermediate subsidiary, GGCP Holdings, LLC.  She earned a BA from Boston College and a MA/EDM from Columbia University.  Ms. Wilson has been a professional staff member of GAMCO since 1999 but has been on an unpaid leave for several years.  Ms. Wilson is the daughter of Mario J. Gabelli.

The Board believes that Ms. Wilson’s qualifications to serve on the Board of Directors include her position as the President and trustee of the Gabelli Foundation, Inc. and her previous positions with the Company.

 Recommendation

The Board recommends that shareholders vote “FOR” all of the nominees to our Board of Directors.

 Vote Required

Nominees who receive a plurality of the votes cast will be elected to serve as Directors of the Company until the 2013 Annual Meeting or until their successors are duly elected and qualified.  Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants.  In accordance with our governance documents, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  In the event that the shareholders do not approve the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of Deloitte & Touche LLP.

 Recommendation

The Board recommends that shareholders vote “FOR” ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ended December 31, 2012.

 Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal.  Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

PROPOSAL 3
VOTE ON BOARD CONSIDERATION OF RECLASSIFICATION OF CLASS B STOCK

Holders of our Class A Stock are asked to vote on whether the Board should consider the conversion and reclassification of all of our shares of Class B Stock into shares of Class A Stock at a ratio in the range between 1.15 to 1.25 shares of Class A Stock for each share of Class B Stock (the “Reclassification Proposal”). Our Board, however, has not determined whether to proceed with the conversion and reclassification of our Class B Stock or, if so, what an appropriate exchange ratio would be.  As a matter of good corporate governance, the Board encourages each shareholder to vote on this proposal in order to provide further and updated shareholder guidance to the Board in this matter.  Such guidance would be useful, for example, in the Board’s consideration of whether to have any discussions on reclassification in the future with GGCP, the Company’s largest Class B shareholder.  The Board will thus carefully consider the vote on the Reclassification Proposal and recommends that all Class A shareholders vote thereon, although the Board makes no recommendation on how shareholders should vote, and will also consider other factors in determining whether to recommend the conversion and reclassification of our Class B Stock. If our Board does determine that it would be in the best interests of all shareholders to convert and reclassify all of our shares of Class B Stock into shares of Class A Stock, we will present the proposal for a vote of the shareholders at our next annual meeting of shareholders.

 Reclassification of Class B Stock

In February 1999, we sold 6 million shares of Class A Stock at $17.50 per share in our initial public offering.  At that time, GGCP and its subsidiaries owned all 24 million shares of our Class B Stock. The holders of Class A Stock were and are entitled to one vote per share while the holders of Class B Stock were and are entitled to ten votes per share.  As of March 1, 2012, Mr. Gabelli and GGCP collectively owned 74% of our common stock outstanding on a combined basis, representing 96% of the total voting power on a combined basis.  If the Class B Stock had been converted into Class A Stock on March 1, 2012, using a conversion ratio of 1.15 and 1.25 shares of Class A Stock for Class B Stock, then the Class B shareholders (with GGCP and Mr. Gabelli owning 99.4% of the Class B Stock) would collectively own 77% and 79%, respectively, of the Company’s outstanding stock and voting power.

 The Company is considering eliminating its dual class structure in which our Class A Stock has one vote per share and our Class B Stock has ten votes per share. One way of eliminating the dual class structure would be to convert and reclassify all outstanding shares of Class B Stock into shares of Class A Stock.  Except for the advisory proposals previously voted on by the shareholders as described below, the Board has not considered any procedures for eliminating the Company’s dual class structure.

 Purpose and Results of Vote

The Reclassification Proposal seeks to determine whether our holders of Class A Stock want the Board to consider converting and reclassifying all outstanding shares of Class B Stock into shares of Class A Stock at a ratio in the range between 1.15 to 1.25 shares of Class A Stock for each share of Class B Stock.  The hypothetical conversion ratio range does not represent the Board’s view as to a fair or appropriate conversion ratio if the shares of Class B Stock were to be converted into shares of Class A Stock. The hypothetical conversion ratio range, however, does represent the Board’s belief that the holders of the Class B Stock will not agree to convert their shares and give up their enhanced voting power unless this ratio is greater than one share of Class A Stock for each share of Class B Stock.

Before expending resources to obtain a “fairness opinion” from an independent party and evaluate various options for eliminating the dual class structure, the Board believes that it is appropriate to solicit the views of the holders of our Class A Stock. If the proposal is approved, the Board will consider whether the conversion ratio in the range between 1.15 to 1.25 is fair and may seek to retain an independent party to render a “fairness opinion.”

Even if the Reclassification Proposal is approved, there can be no assurance that the shares of Class B Stock will be converted into shares of Class A Stock at a ratio in the range between 1.15 to 1.25 or at any other ratio.  If the Reclassification Proposal is approved, the Board will evaluate the proposal and, if after such evaluation the Board believes that we should convert all of the shares of Class B Stock into shares of Class A Stock at a particular ratio, the Board will present the proposal and ratio for shareholder approval in our proxy statement for the 2013 annual meeting of shareholders.

In light of the current stock ownership, even if all of our shares of Class B Stock were converted into shares of Class A Stock, Mario J. Gabelli and GGCP would continue to own a majority of our shares of common stock outstanding and a majority of the total voting power.

At a special meeting of our shareholders held on November 30, 2007, the shareholders of the Class A Stock approved a proposal by 97.7% of the votes cast that our Board of Directors should consider the conversion and reclassification on the Company’s Class B Stock to Class A Stock at a ratio of 1.15 shares of Class A Stock for each share of Class B Stock.  In 2008, our Board, after preliminary discussions with representatives of the Board of GGCP, elected to defer its decision on converting and reclassifying all of the Class B Stock into shares of the Class A Stock.  Subsequently, at the annual meeting of shareholders held on May 6, 2011, the Class A shareholders approved an advisory proposal on whether the Board should consider reclassification, at a ratio of 1.10 to 1.20 shares of Class A for Class B Stock, by 86% of the votes cast.  However, the total votes cast on the advisory Reclassification Proposal in 2011 constituted well under a majority (36.3%) of the Class A shares then outstanding.  The Board has continued to consider reclassification and has determined that, in light of the relatively low percentage of Class A shares voted on the proposal in 2011, among other things, it would be appropriate and helpful to the Board to ask and encourage the Class A shareholders to vote on reclassification at the 2012 annual meeting.

 Recommendation

The Board does not make any recommendation on how shareholders should vote with respect to this proposal.

 Required Vote

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast by Class A shareholders for this advisory proposal.  Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 3 will be deemed to have abstained on Proposal 3.  Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

CORPORATE GOVERNANCE

GAMCO continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.  The Company is active in ensuring its governance practices are at the leading edge of best practices.

 Determination of Director Independence

The Board of Directors has established guidelines that it uses in determining director independence that are based on the director independence standards of the New York Stock Exchange. A copy of these guidelines can be found as Exhibit A.  These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available at the following website: www.gabelli.com/corp_gov.html.  A copy of these guidelines may also be obtained upon request from our Secretary.

In making its determination of independence with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the Company collectively own on behalf of their investment advisory clients as of March 1, 2012 approximately 1.80% of the Class A Common Stock and 4.16% of the Common Stock of Gray Television, Inc. (“Gray”). This ownership represents approximately 2.91% of the total voting power of Gray. Mr. Prather serves as President and Chief Operating Officer and a director of Gray.  Furthermore, an investment advisory affiliate of the Company nominated Mr. Prather as a director of Gaylord Entertainment Company (“Gaylord”) in 2009.  Mr. Prather was elected as a director of Gaylord on May 7, 2009.  The Company collectively owns on behalf of its investment advisory clients approximately 13.20% of Gaylord’s Common Stock representing approximately 13.20% of the total voting power of Gaylord as of March 15, 2012.  From time to time, investment advisory affiliates of the Company have nominated and may continue to nominate Mr. Prather to the Boards of companies such as Myers Industries, Inc. (“Myers”).

In making its determination of independence with respect to Mr. Bready, the Board considered that from time to time, investment advisory affiliates of the Company have nominated and may continue to nominate Mr. Bready to the Boards of companies such as Myers.

The Company’s affiliates may also nominate other directors to the Boards of companies that are beneficially owned on behalf of its clients. The Board further considered the difficulty the Company would encounter in attempting to unilaterally affect the management of Gray, Gaylord or Myers through the use of its voting power.

In making its determination of independence with respect to Mr. Avansino, the Board considered that he has a daughter who works for the Company in a non-executive role, as described under “Certain Relationships and Related Transactions”.  In addition, the Board considered that he is the Chairman and the President of Miami Oil Producers, Inc. (“Miami Oil”), the landlord of a lease that was entered into with the Company for office space in Nevada.  The Company paid $44,916, $43,920 and $38,856 in rent to Miami Oil in 2009, 2010 and 2011, respectively.  Mr. Avansino is not a shareholder of Miami Oil.

With respect to these relationships, the Board considered Messrs. Avansino’s, Bready’s and Prather’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the following directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director: Messrs. Artzt, Avansino, Bready, McGrath and Prather.

The table below sets forth certain information regarding the nominees to the Board of Directors and Committees on which they serve.

Name	Audit Committee	Governance Committee	Compensation Committee	Nominating Committee
Mario J. Gabelli				X
Edwin L. Artzt	X
Raymond C. Avansino, Jr.	X	X
Richard L. Bready	X	X (Chair)	X
Eugene R. McGrath	X	X
Robert S. Prather, Jr.	X (Chair)		X (Chair)
Elisa M. Wilson				X (Chair)

 The Board’s Role in the Oversight of Risk

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its Committees.  Various reports and presentations regarding risk management are presented to the Board including the procedures that the Company has adopted to identify and manage risk.  Each of the Board’s Committees addresses risks that fall within the Committee’s area of responsibility.  For example, the Audit Committee is responsible for “overseeing the quality and objectivity of GAMCO’s financial statements and the independent audit thereof.”  The Audit Committee reserves time at each of its quarterly meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management. The Director of Internal Audit also is significantly involved in risk management evaluation and designs the Company’s internal audit programs to take account of risk evaluation and work in conjunction with the Chief Financial Officer.  The Director of Internal Audit reports directly to the Company’s Audit Committee.

 Relationship of Compensation and Risk

The Compensation Committee of the Board of Directors works with the Chief Executive Officer in reviewing the significant elements of the Company’s compensation policies and programs for all staff.  They evaluate the intended behaviors each program is designed to incentivize to ensure that such policies and programs are appropriate for the Company.

 The Board of Directors and Committees

During 2011, there were five meetings of the Board of Directors. Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the New York Stock Exchange by virtue of the fact that GGCP holds more than 50% of the voting power. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all members of the Governance, Nominating and Compensation Committees be independent.  While the Company is a controlled Company, the Board nevertheless is comprised of a majority of independent directors.

The Board believes that the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Gabelli is the controlling shareholder of the Company.  By having Mr. Gabelli serve as the Chief Executive Officer and as Chairman, the Board believes that it enables Mr. Gabelli to ensure that the Board’s agenda responds to strategic challenges, that the Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.

Our non-management directors meet, without any management directors or employees present, immediately after our regular quarterly Board meetings. At least once each year, our independent directors meet in a separate executive session. Mr. Prather serves as lead independent director and chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our independent registered public accounting firm. Messrs. Artzt, Avansino, Bready, McGrath and Prather, each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange and the Company’s guidelines as set forth in Exhibit A, are members of the Audit Committee. The Board has determined that Mr. Prather meets the standards of an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee met seven times during 2011. A copy of the Audit Committee’s charter is posted on our website at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Compensation Committee reviews the amounts paid to the Chief Executive Officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan. Messrs. Bready and Prather, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee does not have a formal policy regarding delegation of its authority. The Compensation Committee met once during 2011. A copy of the Compensation Committee’s charter is posted on our web site at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Avansino, Bready and McGrath, each of whom is an independent director, are the members of the Governance Committee.  The Governance Committee met twice in 2011.  A copy of the Governance Committee’s charter is posted on our web site at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of GAMCO. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Mario Gabelli and Elisa Wilson are the members of the Nominating Committee. Neither Mr. Gabelli nor Ms. Wilson are independent directors as defined by the corporate governance standards of the Company. The Nominating Committee met once in 2011. A copy of the Nominating Committee’s charter is posted on our web site at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.  The Nominating Committee has adopted the following policy regarding diversity: When identifying nominees as directors, the Committee will have a bias to have diverse representation of candidates who serve or have served as chief executive officers or presidents of public or private corporations or entities that are either for-profit or not-for-profit.  In accordance with its charter, the Nominating Committee will review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and recommend whether or not the director should be re-nominated.  The Nominating Committee will review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken.

 Consideration of Director Candidates Recommended by Stockholders

The Nominating Committee does not have a formal policy by which shareholders may recommend director candidates.  The Board of Directors believes it is appropriate not to have such a policy because GGCP holds the majority of the voting power.  Nevertheless, the Nominating Committee will consider appropriate candidates recommended by shareholders. Under the process described below, a shareholder wishing to submit such a recommendation should send a letter to our Secretary at One Corporate Center, Rye, NY 10580 for receipt between January 1, 2013 and January 31, 2013. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee. The Nominating Committee will consider and evaluate candidates recommended by stockholders in the same manner as it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

 Process for the Consideration of Director Candidates Nominated by Stockholders and of Business Proposed by Stockholders

GAMCO’s Amended and Restated By-Laws set forth the processes and advance notice procedures that stockholders of GAMCO must follow, and specifies additional information that stockholders of GAMCO must provide, when proposing director nominations at any annual or special meeting of GAMCO’s stockholders or other business to be considered at an annual meeting of stockholders.  Generally, the By-Laws provide that advance notice of shareholder nominations or proposals of business be provided to GAMCO not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the preceding annual meeting of shareholders.  For the 2013 Annual Meeting, such notice of nomination or other business must be received at GAMCO’s principal executive offices between January 1, 2013 and January 31, 2013.

Article III, Paragraph 6 of GAMCO’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws as of May 24, 2010, filed with the Securities and Exchange Commission on May 28, 2010, as Exhibit 3.1 to a Current Report on Form 8-K.

During 2011, all of the directors attended at least 75% of the meetings of the Board and the Board committees of which he or she was a member. All of our Directors attended our 2011 annual meeting.  We do not have a policy regarding directors’ attendance at our annual meetings.

 Compensation of Directors

Mr. Gabelli receives no compensation for serving as a director of the Company. Effective July 1, 2010, all non-executive directors other than Mr. Gabelli receive annual cash retainers and meeting fees as follows:

Board Member	$60,000
Audit Committee Chairman	$20,000
Compensation Committee Chairman	$12,000
Governance Committee Chairman	$12,000
Attendance per Board Meeting	$10,000
Attendance per Audit Committee Meeting	$4,000
Attendance per Compensation and Governance Committees Meeting	$3,000

Our directors are also eligible to receive stock options when they join the Board of Directors. In May 2004, Messrs. Artzt and Prather were each granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.65. In May 2006, Mr. Bready was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.55 per share. In February 2007, Mr. McGrath was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.90 per share.  In May 2008, Mr. Avansino was granted options to purchase 6,000 shares of Class A Stock at an exercise price of $51.74 in connection with his re-election to the Board in 2008.  In 2002, Mr. Avansino had been granted options to purchase 10,000 shares of Class A Stock which he subsequently exercised for his service as a director of the Company from 2000 through 2006.  In February 2011, Ms. Wilson was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $45.77.

All of the stock options held by our directors were granted at 100% of fair market value of the Class A Stock calculated on the date of grant and have a ten-year term. The options granted to our directors become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to the remaining 25% of the shares after four years from the date of grant.

 Director Compensation Table for 2011 The following table sets forth fees, awards, and other compensation paid to or earned by our non-executive directors in 2011.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (a)	Option Awards ($) (b)	All Other Compensation ($)	Total ($)
Edwin L. Artzt	114,000	-0-	-0-	-0-	114,000
Raymond C. Avansino, Jr.	144,000	-0-	-0-	-0-	144,000
Richard L. Bready	159,000	-0-	-0-	-0-	159,000
Eugene McGrath..	134,000	-0-	-0-	-0-	134,000
Robert S. Prather, Jr.	173,000	-0-	-0-	-0-	173,000
Elisa M. Wilson	110,000	-0-	-0-	-0-	110,000

(a)	No current directors at December 31, 2011 had been granted any restricted stock awards.
(b)	For those current directors at December 31, 2011, the options outstanding on that date were as follows:
•	Mr. Artzt had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.65.
•	Mr. Avansino had options to purchase 6,000 shares of Class A Stock outstanding at an exercise price of $51.74.
•	Mr. Bready had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.55.
•	Mr. McGrath had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.90.
•	Mr. Prather had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.65.
•	Ms. Wilson had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $45.77.

 Communications with the Board of Directors

Our Board of Directors has established a process for shareholders and other interested parties to send communications to the Board of Directors.  Shareholders or other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors, or a particular director may send a letter to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

 Code of Business Conduct

We have adopted a Code of Business Conduct (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our web site at www.gabelli.com/corp_gov.html. Any shareholder may also obtain a copy of the Code of Conduct upon request. Shareholders may address a written request for a printed copy of the Code of Conduct to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our web site.

 Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board of Directors. Under the procedures, directors may not participate in any discussion or approval by the Board of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information to the Board concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board of Directors. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our initial public offering and financial service relationships including investments in our funds are not presented for review, approval or ratification by our Governance Committee or Board of Directors.

Furthermore, our Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO and:

(i)
Mario J. Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO and any entity in which one or more of the foregoing beneficially own a controlling interest of the outstanding voting securities or comparable interests (each, a “Gabelli”),

(ii)	any customer or supplier,

(iii)	any entity in which a director of GAMCO has a financial interest (a “Related Entity”), or

(iv)	one or more of the directors or officers of GAMCO or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified below is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO and its shareholders with respect to such Transaction, if any of the following four requirements are met:

(i)
the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii)
the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii)
the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv)	the Transaction is fair to GAMCO as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

A description of certain related party transactions appears under the heading “Certain Relationships and Related Transactions” on pages 22-25 of this proxy statement.

 Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Bready and Prather. Neither of these individuals has ever been an officer or employee of the Company.  During 2011, none of our executive officers served on the board of directors or compensation committee of any entity that employed any member of our Compensation Committee or served on the compensation committee of any entity that employed any member of our Board of Directors.

INFORMATION REGARDING EXECUTIVE OFFICERS

    As of March 31, 2012, executive officers of the Company are as follows (ages are as of March 31, 2012):

Name	Age	Position

Mario J. Gabelli	69	Chairman, Chief Executive Officer and Chief Investment Officer – Value Portfolios
Douglas R. Jamieson	57	President and Chief Operating Officer
Robert S. Zuccaro	55	Executive Vice President and Chief Financial Officer
Henry G. Van der Eb	66	Senior Vice President
Agnes Mullady	53	Senior Vice President
Bruce N. Alpert	60	Senior Vice President

Biographical information for Mr. Gabelli appears above under “Election of Directors – The Nominees”. Brief biographical sketches of the other executive officers listed above are set forth below.

Douglas R. Jamieson has served as President and Chief Operating Officer of the Company since August 2004.  He has served as Executive Vice President and Chief Operating Officer of GAMCO Asset Management Inc. (a wholly owned subsidiary of the Company) from 1986 to 2004, as President since 2004 and as a director of GAMCO Asset Management Inc. from 1991 to the present. Mr. Jamieson also serves as President and a director of Gabelli Securities, Inc. (a majority-owned subsidiary of the Company) and GAMCO Asset Management (UK) Ltd. (a wholly owned subsidiary of the Company). Mr. Jamieson served on the Board of Teton from 2005 through 2010. Mr. Jamieson also serves as a director of several Investment Partnerships that are managed by Gabelli Securities, Inc. Mr. Jamieson was a securities analyst with Gabelli & Company, Inc. from 1981 to 1986. He was a director of GGCP from December 2005 through December 2009, and served as an advisor to the GGCP board through 2010.

Robert S. Zuccaro has served as the Executive Vice President and Chief Financial Officer since February 2011.  Mr. Zuccaro was the Chief Financial Officer of Commonwealth Management Partners, LLLP, a privately-held investment management company, from March 2009 through February 2011.  Mr. Zuccaro serves as the Chief Financial Officer of a number of subsidiaries of GAMCO.  Previously, Mr. Zuccaro was Executive Vice President and Chief Accounting Officer with National Financial Partners Corp. from 2003 through 2008 and the Chief Financial Officer of GAMCO from 1998 to 2003.  Prior to joining GAMCO, Mr. Zuccaro was the Vice President and Treasurer of Cybex International, where he worked for thirteen years. Mr. Zuccaro was previously with Shearson Lehman Bros and began his career with Ernst & Young.  Mr. Zuccaro has also been a director of Teton  and ICTC Group, Inc. since 2010.  Mr. Zuccaro has been the Chief Financial Officer of Teton since February 2011.  Mr. Zuccaro is a Certified Public Accountant.

Henry G. Van der Eb has served as Senior Vice President of the Company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds, LLC and GAMCO Asset Management Inc. since October 1999, when he joined the Company after managing his privately held investment advisory firm (Mathers and Company, Inc.), which was acquired by the Company in October 1999. Mr. Van der Eb is a portfolio manager for the Company and is a Chartered Financial Analyst.

Agnes Mullady has served as a Senior Vice President of the Company since 2008, as the President and Chief Operating Officer of the Open End Fund Division of Gabelli Funds, LLC since 2011, as a Vice President of Gabelli Funds, LLC since 2006, and since 2011, as Chief Executive Officer of G.distributors, LLC, one of the Company’s broker-dealer subsidiaries.  Ms. Mullady also serves as an officer of all of the Gabelli/GAMCO Funds.   Ms. Mullady served as the President of the Closed-End Fund Division of Gabelli Funds, LLC from 2007 through 2010.  In addition, she oversees the financial reporting of the affiliated open and closed-end funds for the Company.  Prior to joining the Company in December 2005, Ms. Mullady was a Senior Vice President at U.S. Trust Company and Treasurer and Chief Financial Officer of the Excelsior Funds from 2004 through 2005.

Bruce N. Alpert has served as Senior Vice President of the Company since May 2008, as Executive Vice President of Gabelli Funds, LLC since 1999 and as Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli/GAMCO Funds. Mr. Alpert has also served as a director of Teton from 1998 through the present and was its President from 1998 through 2008 and Chairman from 2008 through 2010.    Since November 2011, he has been serving as the Acting Chief Compliance Officer of the Gabelli/GAMCO Funds and Gabelli Funds, LLC. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter.  From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. (“Smith Barney”) as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney.   Prior to Smith Barney, Mr. Alpert was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group, where he was employed from 1975 through 1983.  Mr. Alpert is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The investment management and securities industries are highly competitive, and experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is important for maintaining our competitive position in the investment management and securities industries, as well as for providing for the long-term success of GAMCO.

Most of GAMCO’s compensation expense is incentive-based variable compensation that will increase or decrease based on the revenues from our assets under management. Since 1977, we have generally paid out up to 40% of the revenues or net operating contribution to the marketing staff and portfolio managers who introduce, service or generate our separate account and mutual fund business, with payments involving the separate accounts being typically based on revenues, and payments involving the mutual funds being typically based on net operating contribution. We believe that the variable compensation formulas in place for our marketing staff and portfolio managers provide significant incentives for the growth of our business and a cushion during periods of market declines.

Our administrative, operations, legal and finance personnel generally receive the majority of their compensation in the form of base salaries and annual bonuses. We believe that GAMCO must pay competitive levels of cash compensation. We also believe that appropriate equity incentive programs may motivate and retain our professional personnel but that these programs must always be consistent with shareholder interests.

The Compensation Committee and the Board of Directors considered the results of last year's non-binding “say-on-pay” proposal. A substantial majority (over 99%) of the shares voted on our “say-on-pay” proposal approved the Company's executive compensation as described in our Compensation Discussion and Analysis and the accompanying tabular disclosures in last year's proxy statement.  As a result of this favorable vote, it was determined that no changes were necessary to our executive compensation program’s design and administration.  Because a majority of votes cast at the 2011 annual meeting of shareholders were in favor of having a "say-on-pay" vote every three years, the Board has adopted a triennial frequency policy. Therefore, our next "say-on-pay" vote will be held at the 2014 annual meeting of shareholders.

 Compensation of  the Named Executive Officers

The compensation for our named executives (other than for Mr. Gabelli, whose compensation is described separately below under the section entitled “Chief Executive Officer Compensation”) is composed of base salary, annual bonus compensation, equity compensation, incentive-based variable compensation and employee benefits.

•	Base Salary

Mr. Gabelli recommends to the Compensation Committee the amounts of the base salaries for our named executives, other than Mr. Gabelli himself, which amounts are subject to the Committee’s review and approval, and are not at the discretion of the named executives.  Mr. Gabelli received no base salary in 2011.

•	Annual Bonus

Mr. Gabelli recommends to the Compensation Committee the amounts of the annual bonuses for our named executives, other than Mr. Gabelli himself, which amounts are subject to the Committee’s review and approval. The factors considered by Mr. Gabelli in making annual bonus recommendations are typically subjective, such as perceptions of the named executives’ experience, performance and responsibilities. His recommendations may be but are not specifically tied to the performance of client assets, objectives set for each executive, the firm as a whole or the market value of our stock.

A portion of the annual bonuses for our named executives may be deferred for approximately 15 to 18 months. The terms of the deferrals are recommended by Mr. Gabelli to the Compensation Committee, which terms are subject to the Committee’s review and approval, and are not at the discretion of the named executives. The deferrals typically earn a return equal to the greater of the return on our U.S. Treasury money market fund or the return of one of our investment partnerships after payment of the management fee but before payment of any incentive fee.  In order to receive the deferred bonus payment, the named executive must be employed by the Company at the time of payment.  There were no deferrals in 2011.

•	Equity Compensation

Our executive compensation program may also include stock option or restricted stock awards, which are intended to provide additional incentives to increase shareholder value as well as retain qualified individuals. Mr. Gabelli makes recommendations to the Compensation Committee for the grant of stock awards to corporate team members.  Individual stock option award levels in past years and individual restricted stock award levels in 2011 and in past years were based upon a subjective evaluation of each named executive’s overall past and expected future contribution.  No formula was used to determine the timing or amount of option awards and restricted stock awards for any individual.

•	Variable Compensation

To the extent that they have the proper regulatory registrations, all of our staff, including the named executives, are eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Gabelli/GAMCO Funds or investors in our other products. Mr. Jamieson, who provides client service to a significant number of separate accounts, received the majority of his total 2011 compensation from variable compensation payments, as described below in note (d) to the Summary Compensation Table.

In the course of fulfilling Mr. Gabelli’s duties, the Company at times brings on certain individuals to aid him. When this occurs, the Company offsets those costs by a reduction in compensation payable to Mr. Gabelli.  In 2011, this amounted to $510,000.  Of this amount, $500,000 was allocated to Mr. Zuccaro for his service as Executive Vice President and Chief Financial Officer.  Because these compensation arrangements with respect to covered employees involve variable incentive-based fees, the $1 million deductibility limit of Section 162(m) of the Internal Revenue Code is generally not expected to apply to the payments.

 Chief Executive Officer Compensation

Mr. Gabelli received no base salary, no bonus, no stock options and no restricted stock awards in 2011, as has been the case for each year since our initial public offering in 1999. All of the compensation paid to Mr. Gabelli in 2011 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli’s 2008 Employment Agreement, which revised his 1999 employment agreement as described under the heading Employment Agreements.

 Compensation Consultants

The Company has not retained compensation consultants to assist in determining or recommending the amount or form of executive and director compensation during its last fiscal year.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement, which section is also incorporated by reference in GAMCO’s Annual Report on Form 10-K.

             COMPENSATION COMMITTEE

             Robert S. Prather, Jr. (Chairman)

             Richard L. Bready

SUMMARY COMPENSATION TABLE FOR 2011

The following table sets forth the cash and non-cash compensation for the fiscal years ended 2011, 2010 and 2009, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer,  (iii) our former principal financial officer who resigned from the Company in February 2011, and (iv) the other three most highly compensated executive officers of the Company who were serving as of the end of the 2011 fiscal year.  As used herein, the term “named executives” means all persons listed in the Summary Compensation Table.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards (g) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mario J. Gabelli	2011	-0- (a)	-0- (b)	-0-	-0-	61,693,390 (c)	61,693,390
Chairman of the Board,	2010	-0- (a)	-0- (b)	-0-	-0-	56,608,736 (c)	56,608,736
Chief Executive Officer	2009	-0- (a)	-0- (b)	-0-	-0-	43,576,932 (c)	43,576,932
and Chief Investment Officer-Value Portfolios

Douglas R. Jamieson	2011	300,000	-0-	-0-	-0-	3,670,081 (d)	3,970,081
President and	2010	300,000	600,000	-0-	-0-	3,044,175 (d)	3,944,175
Chief Operating Officer	2009	300,000	-0-	-0-	-0-	3,257,542 (d)	3,557,542

Robert S. Zuccaro	2011	311,859(e)	-0-	151,041	-0-	500,000 (e)	962,900
Executive Vice President
and Chief Financial Officer
Henry G. Van der Eb	2011	300,000	125,000	73,275	-0-	143,754 (f)	642,029
Senior Vice President	2010	300,000	125,000	-0-	-0-	84,305 (f)	509,305
	2009	300,000	100,000	-0-	-0-	86,037 (f)	486,037

Agnes Mullady	2011	300,000	400,000	97,700	-0-	-0-	797,700
Senior Vice President, Operating Officer of Open End Fund Division	2010 2009	155,833(h) 275,000	225,000 225,000	121,920 29,060	-0- -0-	-0- -0-	502,753 529,060
Jeffrey M. Farber	2011	300,000	-0-	-0-	-0-	-0-	300,000
Former Executive Vice President	2010	-0-	-0-	-0-	-0-	2,409,977 (i)	2,409,977
and Chief Financial Officer	2009	-0-	-0-	-0-	-0-	3,003,667 (i)	3,003,667

(a)	Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b)	Mr. Gabelli received no bonus. Refer to footnote (c).

(c)	Mr. Gabelli’s remuneration for the 2011, 2010 and 2009 fiscal years was comprised of the following:

	Incentive Management Fee as CEO and Other of GAMCO* ($)	Portfolio Manager and Other Variable Remuneration ($)	Perquisites ($)	Total Remuneration ($)
2011	9,410,445	52,282,945	-0-	61,693,390
2010	9,610,168	49,998,568	-0-	56,608,736
2009	5,782,402	37,794,530	-0-	43,576,932

* As described in the Compensation Discussion and Analysis herein.

The amounts set forth under the heading “Incentive Management Fee as CEO and Other of GAMCO” consist of: $9,410,445 for 2011 (after reallocation to Mr. Zuccaro of $500,000, to other staff members of $10,000, and after a waiver of his receipt of $2,350,000), $9,610,168 for 2010 (after reallocation to Mr. Farber of $2,402,542), and $5,782,402 for 2009 (after the reallocations to Messrs. Farber and Jamieson of $3,000,000 and $975,822, respectively).   The amounts set forth under the heading “Portfolio Manager and Other Variable Remuneration” consist of: (1) $16,341,682, $14,611,144, and $11,963,795  for 2011, 2010 and 2009, respectively, for acting as portfolio manager and/or attracting and providing client service to a large number of GAMCO’s separate accounts, (2) $26,486,690, $19,310,239 (after reallocation to Mr. Jamieson of $250,000), and $15,154,534 for 2011, 2010 and 2009, respectively, for creating and acting as portfolio manager of several open-end GAMCO and Gabelli Funds, (3) $9,150,468, 12,314,887, and $9,791,845 for 2011, 2010 and 2009, respectively, for creating and acting as portfolio manager of the closed-end Gabelli Funds, and (4) $304,105, $762,298, and $884,356 for 2011, 2010 and 2009, respectively, for providing other services, including acting as portfolio and relationship manager of investment partnerships; and there were no perquisites or personal benefits provided by the Company to Mr. Gabelli for 2011, 2010, or 2009.  Included in the amounts set forth under the heading “Portfolio Manager and Other Variable Remuneration” item (2) is $809,781, $408,836 and $216,945 in portfolio manager compensation that Mr. Gabelli earned by managing a fund for Teton, formerly a 42%-owned subsidiary of the Company whose shares were distributed to the Company’s shareholders on March 20, 2009, for 2011, 2010 and for the 2009 post-distribution period, respectively.

(d)
Represents incentive-based variable compensation in the amount of $3,670,081, $2,794,175, and $2,281,720 for 2011, 2010 and 2009, respectively, for attracting and/or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in other products sponsored by GAMCO (“Variable Compensation”), $250,000 for 2010 allocation of fees received by Mr. Gabelli for creating and acting as portfolio manager of several open-end Gabelli Funds and $975,822 for 2009 allocation of the incentive-based management fee (10% of GAMCO pre-tax profits) by Mr. Gabelli as described in the “Variable Compensation” section of the Compensation and Discussion Analysis and in footnote (c) above.

(e)
Mr. Zuccaro’s base salary amount reflects the actual amount that Mr. Zuccaro earned from his February 8, 2011 date of hire to the end of the year.  His annual salary rate was $350,000.  His $500,000 all other compensation represents his 2011 allocation of the incentive-based management fee (10% of GAMCO pre-tax profits) by Mr. Gabelli as described in the “Variable Compensation” section of the Compensation and Discussion Analysis and in footnote (c) above.

(f)	Represents Variable Compensation (as defined in note (d)).

(g)
In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Stock Awards” column of the table above for 2011, 2010 and 2009 reflect the fair value on the grant date of the stock awards granted to the named executives during 2011, 2010 and 2009, respectively, determined in accordance with FASB ASC Topic 718.  For a summary of the assumptions made in the valuation of these awards, please see Note A, “Significant Accounting Policies – Stock Based Compensation”, to our audited financial statements included in our Annual Report on Form 10-K for the years ended on each of December 31, 2011, December 31, 2010 and December 31, 2009.

(h)
This amount reflects the actual base salary that Ms. Mullady earned after being on a voluntary leave of absence from the Company during 2010.  Had Ms. Mullady not been on a leave, she would have earned a base salary of approximately $282,000 in 2010.

(i)
In 2010, Mr. Farber did not receive a base salary or annual cash bonus, but received 20% of Mr. Gabelli’s incentive-based management fee for 2010 subject to a draw of $600,000.  In 2010, Mr. Farber also received a fee for providing services as relationship manager of investment partnerships of $7,102 and a payment in lieu of health insurance of $333 in 2010.  In 2009, Mr. Farber also did not receive a base salary or annual cash bonus, but received 20% of the incentive-based management fee earned by Mr. Gabelli, which was subject to a minimum cash guaranteed compensation of $3,000,000.  In addition, pursuant to the employment agreement, Mr. Farber was granted a payment in lieu of health insurance of $3,667 for 2009.  Mr. Farber resigned from the Company effective February 22, 2011.

Grants of Plan-Based Awards for 2011

The following table sets forth information concerning cash incentive opportunities and grants of restricted stock made to the named executives during 2011.

		All Other Stock Awards:
Name	Grant Date	Number of Shares of Stock Or Units	Grant Date Fair Value of Stock Awards ($) (b)
Mario J. Gabelli (a)	-0-	-0-	-0-
Douglas R. Jamieson	-0-	-0-	-0-
Robert S. Zuccaro	2/8/2011	3,300	151,041
Henry Van der Eb	1/15/2011	1,500	73,275
Agnes Mullady	1/15/2011	2,000	97,700
Jeffrey M. Farber	-0-	-0-	-0-

(a)
Mr. Gabelli has never received either options or restricted stock awards from the Company.  He recommends the grant of stock awards for corporate team members to the Compensation Committee, as described in the Compensation Discussion and Analysis above.

(b)
In accordance with the SEC’s disclosure rules, the amounts reported in this table reflect the fair value on the effective grant date of the stock awards, determined in accordance with FASB ASC Topic 718, granted to the named executive officers during 2011.

Employment Agreements.  Mr. Gabelli is currently the only named executive who has an employment agreement with the Company.

Mario J. Gabelli. On February 6, 2008, Mr. Gabelli entered into an amended and restated employment agreement (the “2008 Employment Agreement”) with the Company, which was approved by the Company’s shareholders on November 30, 2007 and which limits his activities outside of the Company. The 2008 Employment Agreement modified Mr. Gabelli’s previous employment agreement, which had been entered in 1999 and largely reflected terms in effect since 1977, primarily by (i) eliminating outdated provisions, clarifying certain language and reflecting our name change; (ii) revising the term of the Employment Agreement from an indefinite term to a three-year initial term with an automatic extension for an additional year on each anniversary of the Employment Agreement’s effective date unless either party gives written notice of termination at least 90 days in advance of the expiration date; (iii) allowing for services to be performed for former subsidiaries that are spun off to shareholders or otherwise cease to be subsidiaries in similar transactions; (iv) allowing new investors in the permitted outside accounts if all of the performance fees, less expenses, generated by assets attributable to such investors are paid to us; (v) allowing for the management fee to be paid directly to Mr. Gabelli or to an entity designated by him; and (vi) adding certain language to ensure that the 2008 Employment Agreement complies with Section 409A of the Internal Revenue Code.

Mr. Gabelli (or, at his option, his designee) receives an incentive-based management fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of the Company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms.  The 2008 Employment Agreement may not be amended without the approval of the Compensation Committee and Mr. Gabelli.

In accordance with the 2008 Employment Agreement, Mr. Gabelli chose to allocate $510,000, $2,402,542, and $3,975,822 of his management fee to certain other professional staff members of the Company in 2011, 2010 and 2009, respectively.  He also elected to waive receipt of $2,350,000 of his management fee in 2011.  Mr. Gabelli earned (after allocations and waiver) the following incentive-based management fees during the past five years:

	2007	2008	2009	2010	2011
Management Fee ($ in millions)	13.0	2.4	5.8	9.6	9.4

Consistent with the Company’s practice since its inception in 1977, Mr. Gabelli will also continue receiving a percentage of revenues or net operating contribution, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts and alternative funds, and (iv) otherwise generating revenues for the Company. Such payments are made in a manner and at rates as agreed to from time to time by GAMCO, which rates have been and generally will be the same as those received by other professionals at GAMCO performing similar services. With respect to our institutional and high net worth asset management and mutual fund advisory business, we pay out up to 40% of the revenues or net operating contribution to the portfolio managers and marketing staff who introduce, service or generate such business, with (i) payments involving the separate accounts being typically based on revenues and (ii) payments involving the mutual funds being typically based on net operating contribution.

In accordance with the terms of his 2008 Employment Agreement, Mr. Gabelli has agreed that while he is employed by us he will not provide investment management services outside of GAMCO, except for certain permitted accounts or except for services to be performed for former subsidiaries that are spun off from the Company such as Teton.  During 2011, Mr. Gabelli served as a portfolio manager for Teton and as a portfolio manager for various privately offered funds.

Outstanding Equity Awards at December 31, 2011

The following table summarizes the number of securities underlying outstanding equity awards for the named executives as of December 31, 2011.

	Number of Securities Underlying Unexercised Options at December 31, 2011		Option Exercise	Option Expiration	Number of Unvested Restricted Stock	Market Value of Unvested Restricted Stock Awards
Name	Exercisable (#)	Unexercisable (#)	Price	Date	Awards	($) (a)
Mario J. Gabelli	-0-	-0-	N/A	N/A	-0-	-0-
Douglas R. Jamieson	-0-	-0-	N/A	N/A	-0-	-0-
Robert S. Zuccaro	-0-	-0-	N/A	N/A	3,300(b)	143,517
Henry Van der Eb	-0-	-0-	N/A	N/A	1,500(c)	65,235
Agnes Mullady	-0-	-0-	N/A	N/A	6,000(d)	260,940

(a)	Determined with reference to $43.49 per share, the closing price of Class A Stock on December 30, 2011.

(b)
Mr. Zuccaro’s restricted stock awards will vest on February 8, 2014 as to 30% of 3,300 shares and on February 8, 2016 as to 70% of 3,300 shares in accordance with the terms of his restricted stock award agreement.

(c)
Mr. Van der Eb’s restricted stock awards will vest on January 15, 2014 as to 30% of 1,500 shares and on January 15, 2016 as to 70% of 1,500 shares in accordance with the terms of his restricted stock agreement.

(d)
Ms. Mullady’s restricted stock awards vested on January 2, 2012 as to 30% of 1,000 shares, and will vest on January 2, 2014 as to 70% of 1,000 shares, on June 1, 2013 as to 30% of 3,000 shares, on June 1, 2015 as to 70% of 3,000 shares, on January 15, 2014 as to 30% of 2,000 shares, and on January 15, 2016 as to 70% of 2,000 shares in accordance with the terms of her restricted stock award agreements.

Options Exercises and Stock Vested for 2011

There were no stock options exercised by or restricted stock awards which vested for any of the named executives during 2011.

Nonqualified Deferred Compensation Table for 2011

        There was no nonqualified deferred compensation payable to the named executives during 2011.

 Potential Payments upon Termination of Employment or Change-of-Control.

Upon a change-of-control of the Company, all restricted stock awards (the “RSAs”) held by the named executives (if still employed by the Company at such time) automatically vest, and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.

The following table sets forth information on the value of RSA’s held on December 31, 2011 and the accumulated but unpaid dividends on these shares through December 31, 2011, which would have been payable had a change-of-control occurred on that date.  The price per share assumed is $43.49, which was the closing price of Class A Stock on December 30, 2011.

Name	Fair Value of Unvested RSA’s at December 31, 2011	Accumulated but Unpaid Dividends on These RSA’s at December 31, 2011	Total ($)
Mario J. Gabelli	-0-	-0-	-0-
Douglas R. Jamieson	-0-	-0-	-0-
Robert S. Zuccaro	143,517	3,795	147,312
Henry Van der Eb	65,235	1,725	66,960
Agnes Mullady	260,940	16,210	277,150
Total	$469,692	$21,730	$491,422

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of March 1, 2012, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner*	Title of Class	Number of Shares		Number of Shares Acquirable within 60 days	Percent of Class (%)
5% or More Shareholders
Blackrock, Inc.	Class A	337,628	(1)	-0-	4.98
Frederick J. Mancheski	Class A	1,769,974	(2)	-0-	26.13
Royce & Associates, LLC	Class A	517,375	(3)	-0-	7.64
Keeley Asset Management Corp.	Class A	384,000	(4)	-0-	5.67
E.S. Barr & Company	Class A	444,415	(5)	-0-	6.56

Directors and Executive Officers
Mario J. Gabelli	Class A	28,500	(6)	-0-	**
	Class B	19,940,926	(7)	-0-	99.35
Douglas R. Jamieson	Class A	11,247		-0-	**
	Class B	21,814		-0-	**
Agnes Mullady	Class A	13,000	(8)	-0-	**
Henry Van der Eb	Class A	1,500	(9)	-0-	**
Robert S. Zuccaro	Class A	8,000	(10)	-0-	**
Edwin L. Artzt	Class A	-0-		10,000	**
Raymond C. Avansino, Jr.	Class A	84,000	(11)	4,500	1.31
Richard L. Bready	Class A	1,000		10,000	**
Eugene R. McGrath	Class A	1,000	(12)	10,000	**
Robert S. Prather, Jr.	Class A	10		10,000	**
Elisa M. Wilson	Class A	-0-		-0-	**
	Class B	6,550		-0-	**
All Directors & Executive Officers as a Group (14 persons)	Class A	170,512		44,500	3.15
	Class B	19,969,619		-0-	99.50

(*)
The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Blackrock, Inc., 40 East 52nd Street, New York, NY 10022; Frederick J. Mancheski, 1060 Vegas Valley Drive, Las Vegas, Nevada 89109; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; Keeley Asset Management Corp., 401 South LaSalle Street, Chicago, Illinois 60605: E.S. Barr & Company, 1999 Richmond Road, Suite 1B, Lexington, KY 40502 and Mario J. Gabelli, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580.

(**)	Represents beneficial ownership of less than 1%.

Pursuant to a resolution approved by the Board of Directors, as of March 1, 2012, there are 446,572 shares of the Class B Stock that may be converted into Class A Stock.

(1)	As reported in Schedule 13G that was filed with the Commission on February 9, 2012 by Blackrock, Inc.

(2)
As reported in Amendment No. 4 to Schedule 13D filed with the SEC by Frederick J. Mancheski on January 8, 2010, Mr. Mancheski beneficially owns 1,769,974 shares of Class A Stock.  According to this filing, 958,489 of the shares are owned by Mr. Mancheski, 258,397 shares are held by Mancheski, LLC and 53,088 shares are owned by the Frederick J. Mancheski 2009 Irrevocable Trust. Pursuant to an Exchange and Standstill Agreement between GAMCO and Mr. Mancheski, dated May 31, 2006, Mr. Mancheski agreed, among other things, (i) not to solicit proxies in opposition to Company management; (ii) not to attempt to exercise any control over management or the Company; (iii) to vote his shares in favor of the nominees and positions advocated by the Board of Directors; (iv) subject to certain exceptions, not to acquire any additional shares of the Company or seek to acquire the Company; (v) not to become part of a “group” with any other persons; (vi) not to initiate, propose or submit one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal; (vii) not to seek to call, or to request the call of, a special meeting of the Company’s shareholders, or make a request for a list of the Company’s shareholders; (viii) not to deposit any Class A Stock or other Voting Securities (as defined in the Exchange and Standstill Agreement) in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; and (ix) not to commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, each for a period of ten years.

(3)	As reported in Amendment No. 8 to Schedule 13G that was filed with the SEC on January 12, 2012 by Royce & Associates, LLC.

(4)
As reported in Amendment No. 2 to Schedule 13G that was filed with the SEC by Keeley Asset Management Corp. on February 7, 2012. According to this filing, Keeley Asset Management Corp. beneficially owns 384,000 shares, Keeley Small Cap Value Fund beneficially owns 368,000 shares, and John L. Keeley, Jr. beneficially owns 16,000 shares.

(5)
As reported in Amendment No. 2 to Schedule 13G that was filed with the SEC by E.S. Barr & Company on February 10, 2012. According to this filing, E.S. Barr & Company beneficially owns 444,415 shares, Edward S. Barr beneficially owns 447,865 shares (6.72% of the shares) which includes 3,450 shares he holds individually (or through retirement accounts for his benefit), and E.S. Barr Holdings, LLC beneficially owns 444,415 shares.

(6)	Includes 500 shares that are owned jointly by Mr. Gabelli’s sister and brother-in-law over which Mr. Gabelli has voting and dispositive control but no pecuniary interest.

(7)
Of this amount, 314,426 are owned directly by Mr. Gabelli and 19,626,500 of these shares are owned by GGCP Holdings, LLC (“Holdings”) via GGCP, Inc. (“GGCP”). Mr. Gabelli may be deemed to have beneficial ownership of the Class B Stock held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings.  Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

(8)
Of this amount, 7,700 shares are restricted as to Ms. Mullady’s ability to dispose of these until June 2013 for 900 shares, until January 2014 for 1,300 shares, until January 2015 for 600 shares, until June 2015 for 2,100 shares, until January 2016 for 1,400 shares and until January 2017 for 1,400 shares.

(9)	All 1,500 shares are restricted as to Mr. Van der Eb’s ability to dispose of these until January 2014 for 450 shares and until January 2016 for 1,050 shares.

(10)
Of this amount, 7,000 shares are restricted as to Mr. Zuccaro’s ability to dispose of these until February 2014 for 990 shares, until January 2015 for 1,110 shares, until February 2016 for 2,310 shares and until January 2017 for 2,590 shares.

(11)	Includes 60,000 shares that are owned by an entity for which Mr. Avansino serves as a director and officer. Mr. Avansino disclaims beneficial ownership of 60,000 shares.

(12)	Mr. McGrath has shared voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time for 2011, except for one Form 4 filing by Douglas R. Jamieson which was not filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GGCP, through GGCP Holdings, LLC, owns a majority of our Class B Stock, representing approximately 95% of the combined voting power and 73% of the outstanding shares of our common stock at December 31, 2011.  Mr. Gabelli serves as the Chief Executive Officer, a director and is the controlling shareholder of GGCP.  Various family members of Mr. Gabelli are shareholders of GGCP including Ms. Wilson.

For 2011, the Company incurred variable costs of $585,631 for actual usage (but not the fixed costs) relating to our use of aircraft in which GGCP owns the fractional interests.

We lease an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as our headquarters (the “Building”) from M4E, LLC, (“M4E”), an entity that is owned by family members of Mr. Gabelli, including Ms. Wilson. Under the lease for the Building, which expires on December 31, 2023, we are responsible for all operating expenses, costs of electricity and other utilities and taxes. For the period January 1, 2011 through December 31, 2011 the rent was $1,103,567, or $18.39 per square foot.  As a member of M4E, Ms. Wilson is entitled to receive her pro-rata share of payments received by M4E under the lease.

We sublease approximately 3,300 square feet in the Building to LICT, a company for which Mr. Gabelli serves as Chairman and CEO and is deemed to be the controlling shareholder in his role as general partner of MJG IV Limited Partnership (“MJG IV”), the largest shareholder of LICT. Mr. Gabelli’s children, including Ms.Wilson, are the limited partners of MJG IV.  LICT pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid to us in 2011 for rent and other expenses under this lease was $119,025.  Concurrent with the extension of the lease on the Building, the Company and LICT agreed to extend the term of the sublease until December 5, 2023 on the same terms and conditions.    As of July 1, 2008, we also sublease approximately 1,600 square feet in the Building to Teton, formerly a 42%-owned subsidiary of the Company whose shares were distributed to the Company’s shareholders on March 20, 2009.  Teton pays rent to us at the rate of $37.75 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amounts paid in 2011 to us for rent and other expenses under this lease were $69,330.

In 2009, GAMCO entered into a sublease of its office space in Reno, Nevada to CIBL, Inc. (“CIBL”).  Mr. Gabelli is a director of CIBL and is deemed to be the controlling shareholder of CIBL through his role as general partner of MJG IV, the largest shareholder of CIBL.  Under the terms of the Reno sublease, the Company granted CIBL the right to use such part of GAMCO’s Reno office as the Company and CIBL shall from time to time agree.  The sublease granted CIBL the right to use the Reno office until July 31, 2009 with an automatic renewal for one additional calendar year which extended the sublease until July 31, 2010.  Since August 1, 2010, the space has been subleased on a month-to-month basis. For 2011, the rent for the Reno sublease was $6,000.

In addition to the sublease of space in the Building, we entered into a number of agreements in connection with the Company’s distribution of the shares of Class A and B Common Stock in Teton.  These agreements are as follows: a Separation and Distribution Agreement, a Transitional Administrative and Management Services Agreement (“Administrative Agreement”) and Service Mark and Name License Agreement (the “License Agreement”).  Pursuant to the Administrative Agreement, we provide certain services to Teton including senior executive functions, strategic planning and general corporate management services; mutual fund administration services; treasury services, including insurance and risk management services and administration of benefits; operational and general administrative assistance including office space, office equipment, administrative personnel, payroll, and procurement services as needed; accounting and related financial services, legal, regulatory and compliance advice, including the retention of a Chief Financial Officer and a Chief Compliance Officer; and human resources functions, including sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations.  Effective January 1, 2011, the Administrative Agreement was amended to be based on a tiered formula as opposed to a fixed rate.  Under the amended agreement, the Company is compensated by Teton 20 basis points annually on the first $370 million of average assets under management (“AUM”) in the Teton funds, 12 basis points annually on the next $630 million of average AUM in the Teton funds, and 10 basis points annually of average AUM in the Teton funds in excess of $1 billion. The License Agreement provides Teton and the funds that it manages the use of certain names and service marks.  Pursuant to the Administrative Agreement and the License Agreement, the Company was compensated in 2011 by Teton $15,000 per month, or $180,000 for the full year, plus an average of 15.3 basis points of the average AUM in the Teton funds (pursuant to the tiered formula) for providing mutual fund administration services to these funds, or $1,365,053 for 2011. We sublease space in the Building to Teton as discussed above.   Gabelli & Company, Inc. (“Gabelli & Company”), the Company’s affiliated broker-dealer through July 31, 2011 and G.distributors, LLC (“G.distributors”) thereafter, both served as a distributor to the six mutual funds that are managed by Teton during 2011.  In 2011, the funds managed by Teton paid Gabelli & Company $1,854,425 in distribution fees, of which $1,293,025 was reallocated to other broker dealers by Gabelli & Company, and paid G.distributors $1,212,398 in distribution fees, of which $909,571 was reallocated to other broker dealers by G.distributors.  In 2011, Mr. Gabelli earned $809,781 in portfolio manager compensation for acting as co-manager of the GAMCO Westwood Mighty Mites Fund, a Teton micro-cap fund, and such amount is included in his compensation earned for 2011 shown earlier in the Summary Compensation Table for 2011 as indicated in footnote (c) to that table.

Mr. Gabelli and Gabelli Securities, Inc. (“Gabelli Securities”), a majority-owned subsidiary of the Company, serve as co-general partners of Gabelli Associates Fund, LP (“GAF”). Mr. Gabelli receives portfolio manager and relationship manager compensation through an incentive allocation directly from GAF.  In 2011, Mr. Gabelli earned $448,396 in incentive fees from GAF, of which he allocated $136,771 to other professional staff, and his net compensation of $311,625 is included in his compensation shown earlier in the Summary Compensation Table for 2011.

Gabelli Securities International Limited (“GSIL”) was formed in 1994 to provide management and investment advisory services to certain offshore funds and accounts.  A family member of our Chairman owns 55% of GSIL, and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed, and GSIL entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GSIL to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $32,203 and no incentive fees for 2011.

 In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GSIL and Gemini Capital Management, LLC (“GCM”), an entity owned by a family member of our Chairman, were engaged by the fund as co-investment advisors as of July 1, 1999. The fund paid half of the management fees for 2011, in the amount of $45,668 to GCM.  There were no incentive fees earned or paid to GCM during 2011.

In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and GCM are the co-general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. The fund paid Gabelli Securities $177,808 of management fees in 2011, which, in turn, paid GCM half of this amount or $88,904. There were no incentive fees earned or paid in 2011.

GAMCO Asset Management Inc. (“GAMCO Asset Management”), a wholly owned subsidiary of the Company, has entered into an agreement to provide advisory and administrative services to MJG Associates, Inc. (“MJG Associates”), which has been wholly owned by our Chairman since 1990,with respect to the private investment funds that it manages. . Pursuant to this agreement, MJG Associates paid GAMCO Asset Management $10,000 (excluding reimbursement of expenses) for 2011. Mr. John Gabelli, the brother of our Chairman, is the sole shareholder of an entity that is the general partner of two investment partnerships - Manhattan Partners I, L.P. (“Manhattan I”) and Manhattan Partners II, L.P. (“Manhattan II”).  Manhattan I and Manhattan II paid GAMCO Asset Management investment advisory fees in the amount of $19,608 for 2011.  In turn, GAMCO Asset Management paid John Gabelli $7,284, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as the relationship manager for both Manhattan I and Manhattan II for 2011.  Manhattan I paid management fees in the amount of $10,665 to the general partners of Gemini Global Partners, L.P., and Gabelli Securities’ portion of this was one-half or $5,333.  In addition, an entity that Mr. John Gabelli’s wife is the sole shareholder of is the co-general partner of S.W.A.N. Partners, LP (“S.W.A.N.”), which is a separately managed account of GAMCO Asset Management.  S.W.A.N. paid GAMCO Asset Management investment advisory fees in the amount of approximately $36,466 for 2011.  In turn, GAMCO Asset Management paid John Gabelli $3,644, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as relationship manager for S.W.A.N. for 2011.

We incur expenses for certain professional and administrative services, and purchase services from third party providers, such as payroll, transportation, insurance and public relations services, on behalf of GGCP and MJG Associates.  GGCP and MJG Associates reimburse us for these expenses.  The amount reimbursable from GGCP and MJG Associates to us for such expenses for 2011 was approximately $221,263 and $674,503, respectively.  Of these amounts, $89,937 and $674,503 were owing to the Company at December 31, 2011 by GGCP and MJG Associates, respectively.  The GGCP amount was paid in full on February 23, 2012, and $670,000 of the MJG Associates amount was paid on March 12, 2012.

Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members, and all of the immediate family members of our directors mentioned below are financially independent adult children. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino, one of our directors, is employed by one of our subsidiaries in a sales and marketing role and earned in 2011 a base salary of $100,000  and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $357,843 plus usual and customary benefits. She also had 2,500 restricted stock awards outstanding at December 31, 2011.  Of these, she received 1,500 restricted stock awards with an effective grant date, under FASB guidance, of February 9, 2010 and a legal grant date of June 1, 2010, and with a grant date fair value of $40.64 per share, and an additional 1,000 restricted stock awards with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share. As with all Company restricted stock awards, fair value equals the close of the Company’s Class A Stock on the effective grant date under FASB guidance.  Compensation expense of $14,630 for the 2010 award and of $11,236 for the 2011 award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2011 in accordance with FASB guidance.

A family member of our Chairman, who has been employed by one of our subsidiaries since 1998, earned in 2011 a base salary of $250,000 and $931,819 in Variable Compensation plus usual and customary benefits.  He also had 1,500 restricted stock awards outstanding at December 31, 2011 with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $16,853 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2011 in accordance with FASB guidance. Michael Gabelli, a son of our Chairman, who is employed by one of our subsidiaries, earned in 2011 a base salary of $75,000 and a bonus of $50,000 plus usual and customary benefits.  Our Chairman’s spouse, who has been employed by a subsidiary of the Company in a sales and marketing role since 1984, has been a director of that subsidiary since 1991 and has been his spouse since 2002, earned no base salary and no bonus in 2011 but did earn Variable Compensation of $3,828,245 plus usual and customary benefits.  She also had 6,500 restricted stock awards outstanding at December 31, 2011.  Of these, she received 3,000 restricted stock awards with an effective grant date under FASB guidance of February 9, 2010 and a legal grant date of June 1, 2010, and with a grant date fair value of $40.64 per share and an additional 3,500 restricted stock awards with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share.  As with all Company restricted stock awards, fair value equals the close of the Company’s Class A Stock on the effective grant date under FASB guidance.  Compensation expense of $29,261 for the 2010 award and of $39,324 for the 2011 award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2011 in accordance with FASB guidance.  John Gabelli, the brother of our Chairman, earned $342,555 in Variable Compensation in 2011 plus customary benefits. He also had 1,500 restricted stock awards outstanding at December 31, 2011.  Of these, he received 500 restricted stock awards with an effective grant date under FASB guidance of February 9, 2010 and a legal grant date of June 1, 2010, and with a grant date fair value of $40.64 per share, and an additional 1,000 restricted stock awards with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share.  As with all Company restricted stock awards, fair value equals the close of the Company’s Class A Stock on the effective grant date under FASB guidance.  Compensation expense of $4,877 for the 2010 award and of $11,236 for the 2011 award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2011 in accordance with FASB guidance.  Ms. Wilson, a director and the daughter of our Chairman, is also a professional staff member of the Company.  Ms. Wilson has been on extended unpaid leave from the Company since January 1, 2004 and therefore received no compensation during 2011 other than $110,000 in compensation she received as a director disclosed in the “Director Compensation Table for 2011” and her previously-discussed entitlement, as a member of M4E, to receive her pro-rata share of payments received by M4E under the lease on the Building.

The spouse of our Controller and Co-Chief Accounting Officer is employed as the Executive Vice President and Chief Financial Officer of LICT, the Chief Financial Officer and the Interim Chief Executive Officer of CIBL, and the Chief Financial Officer of Morgan Group Holding, Inc. (“Morgan”).  In addition to serving as the Chairman and Chief Executive Officer of LICT and as a Director of CIBL, our Chairman also serves as the Chairman and Chief Executive Officer of Morgan.

On May 31, 2006, we entered into an Exchange and Standstill Agreement (“Standstill Agreement”) with Frederick J. Mancheski, a significant shareholder, pursuant to which, among other things, he agreed to exchange his 2,071,635 shares of Class B Stock for an equal number of shares of Class A Stock.  The substance of the Standstill Agreement is disclosed in footnote 2 to the beneficial ownership table under the heading “Certain Ownership of Our Stock.”   Pursuant to a Registration Rights Agreement that we entered into with Mr. Mancheski, we filed a shelf registration statement that was declared effective by the SEC on September 1, 2006 for the sale by Mr. Mancheski and others, including certain of our officers and employees, of up to 2,486,763 shares of Class A Stock.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of these staff members the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we, through our subsidiaries, in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under “Certain Ownership of Our Stock” or entities controlled by such persons for customary fees.

REPORT OF THE AUDIT COMMITTEE

Messrs. Artzt, Avansino, Bready, McGrath and Prather, each of whom is an independent director, are the members of the Audit Committee.  In this report, the term “we” refers to the members of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter can be found on our web site at www.gabelli.com/corp_gov.html. Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

We have reviewed and discussed the Company’s audited 2011 financial statements with management and with Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm.

We have discussed with D&T the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

We have received from D&T the written statements required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with the independent accountant the independent accountant’s independence.

 Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

             AUDIT COMMITTEE

             Robert S. Prather, Jr. (Chairman)
             Edwin L. Artzt
             Raymond C. Avansino, Jr.
             Richard L. Bready
             Eugene R. McGrath

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Deloitte & Touche LLP

Our Audit Committee approved the engagement of Deloitte & Touche, LLP (“D&T”) as the Company’s independent registered public accounting firm for the year-ending December 31, 2012.  D&T has been the auditor of the Company since March 27, 2009.  In deciding to engage D&T, the Audit Committee reviewed auditor independence and existing commercial relationships with D&T and concluded that D&T has no commercial relationship with the Company that would impair its independence.  During the fiscal year ended December 31, 2011 and in the subsequent interim period through March 31, 2012, neither the Company nor anyone acting on its behalf has consulted with D&T on any of the matters or events set forth in Item 304(a)(2) of Regulation S−K.

 A representative of D&T will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Deloitte & Touche LLP Fees For 2010 and 2011

Fees for professional services provided by our independent registered public accounting firm in 2010 and 2011, in each of the following categories are:

	2010	2011
Audit Fees	$1,520,000	$1,713,975
Audit-Related Fees	$4,000	$26,000
Tax Fees	$600	$800
All Other Fees	$2,362	$2,362

Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees for services related to Section 404 of the Sarbanes-Oxley Act which consist of the review of documentation and testing of our procedures and controls.  Audit-related fees consist of fees for services provided in connection with the Securities Investor Protection Corporation assessment for one of the Company's registered broker-dealer subsidiaries and for a comfort letter provided in connection with a 2011 offering of senior notes.  Tax fees were for assistance with federal tax filings. All other fees were for access to online technical research services.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2013 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must deliver such proposals so that they are received at our principal executive offices at One Corporate Center, Rye, New York 10580 by December 13, 2012, in order to be considered for inclusion in next year’s proxy statement and proxy.  For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act, the Company must receive notice of such proposal, or any nomination of a director by a shareholder, by January 31, 2013.

OTHER MATTERS

We know of no other matters to be presented at the meeting other than the election of directors, the ratification of auditors and the advisory vote on conversion of Class B shares into Class A shares, all as described above. If other matters are properly presented at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2011.  Requests should be in writing and addressed to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422.

EXHIBIT A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with GAMCO Investors, Inc. (together with its consolidated subsidiaries, “GAMCO”) or its affiliates or any member of the senior management of GAMCO or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of GAMCO’s shareholders.  In making this determination, the Board shall apply the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of GAMCO will not be deemed independent until three years after the end of such employment relationship.  Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•
A director who received, or whose immediate family member received in any twelve month period over the last three years more than $120,000 in direct compensation from GAMCO will not be deemed independent.  In calculating such compensation, the following will be excluded:

o	director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

o	compensation received by a director for former service as an interim Chairman or Chief Executive Officer;

o	compensation received by an immediate family member for service as a non-executive officer employee of GAMCO; and

o	dividend or interest income and bona fide and documented reimbursed business expenses.

•	A director will not be considered independent if:

o	the director is a current partner or employee of a firm that is GAMCO’s internal or external auditor;

o	the director has an immediate family member who is a current partner of GAMCO’s internal or external auditor;

o	the director has an immediate family member who is a current employee of GAMCO’s internal or external auditor and personally works on GAMCO’s audit; or

o	the director or an immediate family member was within in the last three years a partner or employee of GAMCO’s internal or external auditor and personally worked on GAMCO’s audit within that time.

•
A director who is, or whose immediate family member is, employed as an executive officer of another company where any of GAMCO’s current executive officers serve on that company’s compensation committee will not be deemed independent until three years after the end of such service or the employment relationship.

•
 A director who is, a general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, GAMCO for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent.

•
Further to the provision above that applies to goods and services generally, a director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer, if the payments for such services exceed $120,000 (but do not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues) within the preceding twelve-month period may not be deemed independent.

A-1

•
A director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved by the Board and disclosed in GAMCO’s proxy statement.

For purposes of these Guidelines, the terms:

•
“affiliate” means any consolidated subsidiary of GAMCO and any other company or entity that controls, is controlled by or is under common control with GAMCO, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•
“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with GAMCO and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, GAMCO and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.

A-2

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [ X ]

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2 and the Board of Directors makes no recommendation on Proposal 3.

1. Election of Directors:	For Withhold		For Withhold		For Withhold

01 - Edwin L. Artzt	[ ] [ ]	02 - Raymond C. Avansino, Jr.	[ ] [ ]	03 - Richard L. Bready	[ ] [ ]

04 - Mario J. Gabelli	[ ] [ ]	05 - Eugene R. McGrath	[ ] [ ]	06 - Robert S. Prather, Jr.	[ ] [ ]

07 - Elisa M. Wilson	[ ] [ ]

For Against Abstain
2. The ratification of Deloitte & Touche LLP as the Company’s independent	[ ] [ ] [ ]	The proxies are authorized to vote in their discretion upon
registered public accountants for the year ending December 31, 2012.		such other business as may properly come before the meeting
or any adjournments or postponements thereof.
For Against Abstain
3. Whether our Board of Directors should consider the conversion and	[ ] [ ] [ ]
reclassification of our shares of Class B Common Stock into Class A Common
Stock at a ratio in the range between 1.15 to 1.25 shares of Class A Common Stock for each share of Class B Common Stock.

B Non-Voting Items
Change of Address — Please print new address below.
Meeting Attendance
Mark box to the right if	[ ]
you plan to attend the
Annual Meeting.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.    Signature 1 — Please keep signature within the box.    Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GAMCO Investors, Inc.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Shareholders, May 1, 2012
(See Proxy Statement for discussion of items)

The undersigned hereby appoints Mario J. Gabelli, Douglas R. Jamieson and Thomas J. Hearity, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of GAMCO Investors, Inc. Class A Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2012 Annual Meeting of Shareholders of GAMCO Investors, Inc., or any adjournments or postponements thereof.  This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2 AND ABSTAIN WITH RESPECT TO PROPOSAL 3.  THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Please sign, date and return promptly in the accompanying envelope.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [ X ]

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1. Election of Directors:	For Withhold		For Withhold		For Withhold

01 - Edwin L. Artzt	[ ] [ ]	02 - Raymond C. Avansino, Jr.	[ ] [ ]	03 - Richard L. Bready	[ ] [ ]

04 - Mario J. Gabelli	[ ] [ ]	05 - Eugene R. McGrath	[ ] [ ]	06 - Robert S. Prather, Jr.	[ ] [ ]

07 - Elisa M. Wilson	[ ] [ ]

For Against Abstain
2. The ratification of Deloitte & Touche LLP as the Company’s independent	[ ] [ ] [ ]	The proxies are authorized to vote in their discretion upon
registered public accountants for the year ending December 31, 2012.		such other business as may properly come before the meeting
or any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print new address below.
Meeting Attendance
Mark box to the right if	[ ]
you plan to attend the
Annual Meeting.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.    Signature 1 — Please keep signature within the box.    Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GAMCO Investors, Inc.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Shareholders, May 1, 2012
(See Proxy Statement for discussion of items)

The undersigned hereby appoints Mario J. Gabelli, Douglas R. Jamieson and Thomas J. Hearity, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of GAMCO Investors, Inc. Class B Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2012 Annual Meeting of Shareholders of GAMCO Investors, Inc., or any adjournments or postponements thereof.  This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.  THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Please sign, date and return promptly in the accompanying envelope.